                         EXCLUSIVE MARKETING AGREEMENT

     This Exclusive Marketing Agreement (herein "Agreement") is entered into this 26th day of August, 1998 by and between FirstLink Communications, Inc., an Oregon corporation ("Company"), and WEB Service Company, Inc., a California corporation ("WEB").


                                  WITNESSETH:

     WHEREAS, Company is an integrated telecommunications service company providing local telephone, long distance telephone, enhanced calling features and cable television services to residents of multi-family apartment and condominium complexes, and

     WHEREAS, WEB is an operator of coin-operated laundry equipment and ancillary services to residents of multi-family apartment and condominium complexes, and

     WHEREAS, The parties desire to enter into this Agreement regarding an exclusive marketing arrangement whereby WEB will, in the Exclusive Territories, market Company Services.

     NOW, THEREFORE, for and in consideration of the mutual premises, agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each party hereto, the parties do hereby agree as follows:


                                   ARTICLE I

                         Exclusive Marketing Agreement
                        ------------------------------

     1.1 EXCLUSIVE MARKETING AGREEMENT. In the following territories ("Exclusive Territories"), WEB and Company will exclusively work together to jointly develop, offer and market Services (as defined herein) to tenants of apartment complexes with 150 or more living units ("Properties").

     The Exclusive Territories to which this Agreement shall initially apply shall be Seattle, WA, Denver, CO, Dallas, TX, and the San Francisco Bay Area, CA., as defined in Exhibit A.

     Additional Exclusive Territories shall be added by amendment to this Agreement, from time to time upon the mutual decision of WEB and Company.

     An Exclusive Territory may be removed from the list of Exclusive Territories at any time upon the mutual agreement of WEB and the Company or, if either party has not met its performance requirements as defined in Exhibit B.

     1.2 SERVICES. For the purposes of this Agreement the term "Company Services" shall mean:

     The provision of any telecommunications services to Properties having at least 150 living units. Telecommunications services include but are not limited to: telephone, long distance telephone, Internet access, cable or satellite television services, television internet access, cellular or other personal communication service, prepaid calling cards, television, radio, electronic surveillance or security, Specifically excluded from this definition is the right to provide payphone services to a Property.

     1.3 DUTIES OF THE PARTIES. Pursuant to this Agreement, the respective duties of the parties shall be as follows:

          A. WEB. WEB shall conduct all sales and marketing activities for Company Services to Properties and tenants within each of the Exclusive Territories. Such sales and marketing activities shall include all responsibilities for obtaining signed telecommunications services agreements which shall be between FirstLink and the property owner (the "Telecommunication Services Agreements"), supporting tenant sign-ups, including but not limited to initial tenant promotion, training, support and incentives to the leasing agents, managing and compensating the sales and marketing personnel in the Exclusive Territories, and the supply and distribution of certain sales and marketing materials, as further described in Exhibit C, related to the acquisition of properties and customers.

          B. FIRSTLINK. Company shall be responsible for providing and maintaining all equipment and negotiating all contracts necessary for providing the Company Services, managing and compensating all personnel responsible for fulfillment of the Company Services, including but not limited to, managing and compensating all personnel associated with billing and customer care, providing the billing and customer care system, the purchase and distribution of certain sales and marketing materials, as further defined in Exhibit C, and paying the property commission share to the party specified by the Telecommunication Services Agreements.

     1.4 COMMISSIONS TO WEB. WEB shall be paid a commission of 1.75% of all collected revenues (excluding taxes, regulatory fees and surcharges) generated from the provision of Company Services to a Property pursuant to this Agreement. Such commission rate shall increase to 2.25% for any service at a Property with a Penetration Rate(defined herein) exceeding 60%. Penetration Rate shall be defined as the number of Customer Subscriptions (defined herein) in a building complex expressed as a percentage of the total number of living units in the building complex. Such commission shall continue to be paid for the entire duration of a signed Telecommunication Services Agreement provided that Services are being provided to a Property. Commissions shall be payable quarterly, for each calendar quarter, no later than thirty (30) days after the last day of the quarter.

     1.5 EARNOUT SHARES. The Company will issue to WEB a warrant entitling WEB to purchase up to 2,000,000 shares of the common stock of the Company ("Earnout Warrant") subject to adjustment as set forth in the Earnout Warrant. The exercise price per share shall be $5.40.

     The Earnout Warrant shall be subject to the following vesting schedule:

     The Earnout Warrant shall vest at the rate of 25 shares of Company Common Stock per Customer Subscription obtained from a Property in an Exclusive Territory marketed by WEB pursuant to this Agreement. As used in this Agreement, a "Customer Subscription" is equal to 1/3 of a cable television subscription; that is, each three cable television subscriptions equals one Customer Subscription. Additionally, each Customer Subscription is equal to 2/3 of a telephone subscription; that is, each three telephone subscriptions equals two Customer Subscriptions. The Earnout Warrant will be subject to a minimum vesting schedule as follows:

                                      Minimum Required Vested
              Vesting Date                Shares for Period
           -------------------       --------------------------
            December 31, 1999                  100,000
            December 31, 2000            150,000 additional
            December 31, 2001            200,000 additional
            December 31, 2002            300,000 additional
            December 31, 2003            500,000 additional
              May 22, 2004               750,000 additional


     Any portion of the minimum required vested shares for each year that is not vested by the Vesting Date for that year is lost and may never be exercised.

     Notwithstanding the foregoing, the maximum number of vested shares that can be exercised is the lesser of twenty percent (20%) of the Company's issued and outstanding Common Stock as of the Vesting Date or 2,000,000 shares (as adjusted pursuant to the Earnout Warrant) less any previously vested shares. Any shares which may not be exercised by reason of the foregoing limitation shall remain exercisable until such time as, by reason of additional issuances, the shares may be exercised. The Earnout Warrant must be exercised as to each share within five (5) years of the date the share is vested or the Earnout Warrant will expire as to that share. The Earnout Warrant shall be in substantially the form attached hereto as Exhibit E. Notification of vested Earnout Warrants for each calendar quarter will be sent by the Company to WEB no later than thirty
     (30) days after the last day of the quarter.

     1.6 BUYOUT PROTECTION. In the event that, at any time during the term of this Agreement there is (i) a merger of the Company or its parent or (ii) an event resulting in a change of the ownership of at least fifty percent (50%) of the outstanding voting securities of the Company or its parent or
(iii) the individuals who constitute the board of directors as of the date hereof cease, for any reason, to constitute a majority of the board and, following any of the foregoing, this Agreement is terminated, WEB, at its election and sole discretion, shall be entitled to either option "A" or "B" set forth below. In addition to the aforementioned choice, WEB will also be entitled to option "C" set forth below:

          A. Immediate vesting of shares exercisable under the Earnout Warrant in an amount equal to 2,000,000 shares times the number of units in Properties signed by WEB at the date the contract if rescinded divided by 120,000 units, less any previously vested shares; for example, if an acquisition is consummated in the ninth month of the Agreement and the Agreement is rescinded, and if WEB has signed Properties with 12,000 units, and if 40,000 Shares have previously vested, then 160,000 Shares (12,000/120,000 x 2,000,000 = 200,000 - 40,000 =
               160,000) will vest immediately,

          B.   A lump sum payment of $200,000.00;

          C. A buyout of future commissions equal to $0.55 per unit in each housing complex under contract multiplied by the number of months remaining under the term of each property contract, discounted at an annual rate of 8%. For purposes of this calculation, "unit in each housing complex" shall mean the total number of units at a property, not the number of FirstLink subscribers.


                                  ARTICLE II

                             SECURITIES COMPLIANCE
                            ----------------------

     2.1 OREGON SECURITIES LAW AND CALIFORNIA SECURITIES ACT. The parties acknowledge that the offer, sale and issuance of the Earnout Warrant, shares obtainable upon exercise thereof and Shares to WEB and the delivery by Company of Securities to WEB is intended to be exempt from the registration requirements of the Oregon Securities Law pursuant to one or more exemptions therefrom, including, but not limited to, the transactional exemption provided by ORS 59.035(2) and from the qualification requirements of the California Corporate Securities Act pursuant to Section 25102(f) of the California Corporations Code.

     2.2 SECURITIES ACT OF 1933. The parties acknowledge that the offer, sale, issuance, and delivery of the Securities is intended to be exempt from the registration requirements of the Securities Act of 1933 ("1933 Act"), by virtue of one or more exemptions therefrom.

     2.3 LEGEND REQUIREMENTS. All certificates representing the Company Shares issued pursuant to the Earnout Warrant to WEB shall be stamped or otherwise imprinted with a legend substantially in the following form:

     "Any securities represented hereby have not been registered under the Securities Act of 1933, as amended ("1933 Act"). Such securities have been acquired by the holder for investment and may not be pledged, hypothecated, sold, transferred or otherwise disposed of in the absence of (1) an effective Registration Statement as to the securities under the 1933 Act; (2) an opinion of counsel satisfactory to Company that such registration is not required or (3) a 'no action' letter is received from the Securities and Exchange Commission to the effect that the Staff of the Commission will not recommend that any action be taken under the 1933 Act against Company or the holder if such proposed sale is consummated without registration under the 1933 Act.

     "In addition, the securities represented by this certificate are subject to restrictions on transfer under the provisions of the Oregon Securities Law, and any attempted pledge, hypothecation, sale or other transfer of these securities must be in compliance with an exemption or registration under the Oregon Securities Law."

     Proper stop transfer instructions will be issued by Company to the transfer agent with respect to the Company Shares issued to WEB in accordance with this Agreement.

     2.4 SECURITIES COMPLIANCE. The Company Shares to be acquired by WEB are being acquired for investment purposes only, and not with a view toward the resale or distribution of any part thereof. The Earnout Warrant and Company Shares are being acquired for WEB's own account and not as nominee or agent for any other person or entity, and WEB has no present intention of selling, granting any right or participation in, or otherwise distributing or disposing of the Company Shares. WEB further represents that it is aware that the Company Shares are subject to restrictions under state and federal securities laws and that it must bear the economic risk of this investment indefinitely. In particular, WEB is aware that the Company Shares may not be sold pursuant to Rule 144 promulgated under the 1933 Act unless all of the conditions of that Rule are met at the time of an attempted sale. WEB is an accredited investor as that term is used in Rule 501 under the Securities Act of 1933.


                                  ARTICLE III

                                 MISCELLANEOUS
                                --------------

     3.1 TERMINATION. This agreement shall expire on May 22, 2004 unless extended by mutual consent of the Parties. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated as follows:

          (a) At any time by mutual written consent of both the Company and WEB; or

          (b) In the event that, at any time during the term of this Agreement (i) a merger of the Company or its parent, or (ii) there is a change of fifty percent (50%) of the outstanding voting securities of the Company or its parent or (iii) the individuals who constitute the board of directors as of the date hereof cease, for any reason, to constitute a majority of the board subject to the Buyout Protection provision of Section
1.6 hereof.

          (c)  May 22, 2004

     In the event of termination of this Agreement as provided in this Paragraph, written notice shall be given forthwith to the other party; and this Agreement shall become null and void with no further effect, and, other than as provided elsewhere herein, there shall be no liability on the part of any party hereto or their respective officers, directors, employees, agents or stockholders.

     3.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of any party to this Agreement shall survive any investigation by another party and the execution hereof.

     3.3 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and if by facsimile transmission, telecopy, telex, or personal delivery shall be deemed to have been given when sent; if sent by Federal Express or Express Mail shall be deemed to have been given the next succeeding day; and if mailed shall be deemed to have been given three days after the date when sent by registered or certified mail, postage prepaid and addressed to a party at its address as shown below:

          (a)  If to Company, to:
                    FirstLink Communications, Inc.
                    190 SW Harrison Street
                    Portland, Oregon 97201
                    Fax: (503)306-4333
                    Attn:  Chief Financial Officer

          (b)  If to WEB to:
                    WEB Service Company, Inc.
                    3690 Redondo Beach Ave.
                    Redondo Beach, CA  90278-1165
                    Attn:  President

               Copy to:  General Counsel
                    Fax: (310) 297-9450

or to such other address as it may, by written notice received by the other parties, have designated as its address for such purpose. The failure of any person to give a notice or copy thereof required hereunder to all parties entitled to receive such notice shall not constitute valid notice for purposes of commencement of an option period under this Agreement, and, in such event, any party hereto may give such notice or copy thereof in lieu of the person required to give the notice stating the requisite information to the extent known. Any party hereto shall be entitled to assume upon receipt of a notice commencing an option period that all required notices and copies thereof have been given unless he or it shall actually receive notice prior to the closing of any purchase pursuant to the exercise of an option hereunder that all required notices shall not have been given. Any person giving notice shall provide evidence of the mailing of all required notices and copies thereof to any party hereto promptly upon demand.

     3.4 APPLICABLE LAW. This Agreement shall be construed under the laws of the State of Oregon.

     3.5 ARBITRATION. Except as expressly provided elsewhere in this Agreement or any Exhibit hereto, any controversy or claim arising out of or relating to this Agreement, or the breach hereof or thereof, shall be resolved by binding arbitration in accordance with the rules applicable to arbitration by JAMS or any other private arbitration service mutually acceptable to the Company and WEB (except the rules relating to appeal), as such rules shall exist at the date of the controversy or claim and except as such rules may be modified herein or as otherwise agreed by the parties in such controversy.

     The forum for arbitration shall be San Francisco, California and the governing law for such arbitration shall be the laws of the State of Oregon.

     Following thirty (30) days' written notice by any party of intention to invoke arbitration, any dispute arising under this Agreement or other exhibits hereto and not mutually resolved within such thirty (30) day period shall be determined by a single arbitrator upon whom the parties agree or, if the parties cannot agree on a single arbitrator within five (5) business days following such thirty (30) day period, then by a board of three (3) arbitrators, which arbitrator(s) shall be selected for each such controversy so arising hereunder. If three (3) arbitrators are necessary, each party shall have the right to pick one arbitrator and the two arbitrators so chosen shall have the right to select a third arbitrator. Any party who is unable or unwilling to so select an arbitrator in a timely manner, shall forfeit its right to participate in the selection process. If a selected arbitrator is unable or unwilling to act, or if for any other reason an appointment of the requisite number or arbitrators cannot be made, then any party, on behalf of all the parties, may request appointment of arbitrator(s) by the presiding judge of the Multnomah County, Oregon Courts.

     The arbitrator or arbitrators shall be guided, but not bound, by the Rules of Evidence then in effect in the Circuit Courts of Oregon and by the discovery rules of the Rules of Civil Procedure then in effect in the Circuit Courts of Oregon. Any discovery shall be limited to information directly relevant to the controversy or claim in arbitration.

     The arbitrator or board of arbitrators shall determine the matters submitted pursuant to the provisions of this Agreement and render a decision thereon no later than sixty (60) days after such board (or single arbitrator, as the case may be) has been appointed. The action of the sole arbitrator, or of a majority of the members of the board of arbitrators, as the case may be, shall govern and their decisions in writing shall be final, nonappealable, and binding on the parties hereto.

     Any decisions by the arbitrator or arbitrators shall include, a written statement specifying the basis for the decision and the computation of any monetary award. The prevailing party, as designated by the arbitrator or arbitrators shall be awarded costs and attorneys fees as shall be determined by the arbitrator or arbitrators. Judgment upon the arbitration award shall be entered in the Multnomah County, Oregon courts.

     3.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     3.7 ENTIRE AGREEMENT. This Agreement (including the exhibits) sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings and agreements, whether written or oral, between the parties with respect to such subject matter.

     3.8 AMENDMENT. This Agreement may be amended only by a written instrument signed by each party hereto.

     3.9 GENDER AND NUMBER. Whenever required by the context of this Agreement, the singular includes the plural, and the masculine includes the feminine.

     3.10 SEVERABILITY. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, is for any reason or to any extent invalid or unenforceable, the remainder of the Agreement and the application of such provision to the other persons or circumstances shall not be affected thereby, but rather is to be enforced to the greatest extent permitted by law.

     3.11 LIMITATION. No provision of this Agreement shall be construed to apply in any case where its application would be void under any applicable rule against perpetuities, rule limiting suspension of the power of alienation or other similar rules.

     3.12 CAPTIONS. The captions used in this Agreement are for convenience only and are not to be construed in interpreting this Agreement.

     3.13 NO ASSIGNMENT. The rights and obligations of any party hereto under this Agreement may not be assigned without the prior written consent of all parties hereto subject to the continuing obligation under section 1.6.

     3.14 NO THIRD PARTY BENEFICIARIES. This Agreement is intended for the exclusive benefit of the parties to this Agreement and their respective personal representatives, successors and permitted assigns, and nothing contained in this Agreement shall be construed as creating any rights or benefits in or to any third party.

     3.15 EXPENSES. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated by this Agreement.

     3.16 EXHIBITS. The exhibits referenced in this Agreement are a part of this Agreement as if fully set forth in this Agreement.

     3.17 TIME IS OF THE ESSENCE. Unless times and dates specified herein are modified in writing, said times and dates shall be binding on the parties. Time is of the essence of this Agreement.

     3.18 LIMITATION OF REMEDY. Notwithstanding any other provision of this Agreement, in the event of nonperformance or breach, including willful nonperformance or breach, of any provision of this Agreement, the sole and exclusive remedy of the aggrieved party shall be the removal of the Exclusive Territory or Territories, as applicable, from the provisions of this Agreement, and the aggrieved party shall have no other right as a result of any such non-performance or breach to pursue any other remedy at law or equity including, without limitation, any action for negligent or willful breach in tort or contract, or any action for damages or specific performance.

     IN WITNESS WHEREOF, the parties hereto having read, adopted, approved, ratified and consented to the provisions contained herein, have executed this Agreement effective as of the date and year first above written.


Company:                                WEB:

FirstLink Communications, Inc.          WEB Service Company, Inc.


------------------------------          ------------------------------
By: A. Roger Pease,                     By: William E. Bloomfield, Jr.,
    Chief Executive Officer                 President